EXHIBIT 21.1

SUBSIDIARIES OF BUSINESS FIRST BANCSHARES, INC.

Name	Jurisdiction of Incorporation	Parent Entity
b1BANK Coastal Commerce Statutory Trust I	Louisiana Louisiana	Business First Bancshares, Inc. Business First Bancshares, Inc.
Business First Insurance, LLC	Louisiana	b1BANK